NEWS RELEASE T. ROWE PRICE CHIEF FINANCIAL OFFICER KENNETH V. MORELAND TO RETIRE IN 2017 Firm Searching for a new CFO in the New Year Baltimore: January 4, 2017 NEWS T. Rowe Price Group (NASDAQ-GS: TROW) today announced that Kenneth V. Moreland, CPA, its chief financial officer (CFO), will retire in 2017 after 13 years at the firm and nearly 40 years of accounting, finance, and broad management experience. The firm will begin the search for a new CFO immediately. As CFO, Ken oversees the firm’s financial operations and reporting in addition to managing the finance, facilities, investor relations, and risk management efforts. Following his retirement, Ken plans to devote his time and talents to his continued board activities and the community. Ken’s official retirement date has not been determined beyond being later in 2017 as he will be assisting the firm through the transition period. QUOTES William J. Stromberg, President and CEO “Ken is widely appreciated for his intellect, judgment, and thoughtful leadership style. He has been a valued partner to me and to Jim Kennedy and George Roche before me. He has been a trusted steward of our financial operations and reporting, and he deftly handled an ever broadening set of responsibilities over the years, including Facilities, Investor Relations, and Risk Management. He has ably developed and led a broadly respected, high-performing, and high-integrity Finance team and we are all grateful for his strong and effective leadership, and his devotion to the firm, our associates, and our clients.” Kenneth V. Moreland, CFO “It has been an honor to work for such a premiere investment management firm – one known for its high standards in client service and caliber of people across all aspects of the firm. As the company continues to evolve, I am extremely confident that it will move forward from a position of financial and talent strength.” BACKGROUND ON KENNETH V. MORELAND Prior to joining T. Rowe Price in March, 2004, Ken was a senior vice president, chief financial officer and director with RTKL Associates, Inc., a Baltimore-based international architectural firm. Prior to that, he was a Client Service Partner for Coopers & Lybrand. Additionally, he completed a two-year accounting fellowship with the Securities and Exchange Commission. Ken earned a B.S. in business administration from Towson University. He is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Maryland Association of Certified Public Accountants. He currently serves on the Boards of Directors of the Baltimore Development Corporation, University of Maryland Medical Systems, and Messiah College. He has also been active on the Owings Mills Corporate Roundtable, and has served as chair for the past 10 years. Additionally, he has served on the Boards of Towson University and the Y of Central Maryland. ABOUT T. ROWE PRICE Founded in 1937, Baltimore-based T. Rowe Price Group, Inc. (troweprice.com) is a global investment management organization with $812.9 billion in assets under management as of September 30, 2016. The organization provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The company also offers sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. The strategies, products and services mentioned are offered via subsidiaries of T. Rowe Price Group, Inc. This does not constitute a distribution, an offer, an invitation, a recommendation, or a solicitation to sell or buy any securities in any jurisdiction. T. ROWE PRICE, INVEST WITH CONFIDENCE, and the Bighorn Sheep design are, collectively and/or apart, trademarks or registered trademarks of T. Rowe Price Group, Inc. in the United States, European Union, and other countries. ### CONTACT T. ROWE PRICE, PUBLIC RELATIONS Brian Lewbart 410-345-2242 brian_lewbart@troweprice.com Briana Wessell 410-577-8025 briana_wessell@troweprice.com